Exhibit 10.10 Employment Agreement between Skye and Eric Stebbins

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into this 20th  day of May 2005, by and between Tankless Systems Worldwide, Inc., a Nevada corporation (the “Company”), and Eric C. Stebbins (“Employee”).

WHEREAS, the Employee has provided (i) valuable business and operational services to the Company and its affiliated entities for a substantial period of time and (ii) advice to the Company and its affiliated entities in connection with its business, namely water heating appliances for homes (the “Business”); and

WHEREAS, Employee’s advice and assistance has been instrumental and valuable in designing and developing a new line of products for the Company; and

WHEREAS, the efforts, services and contributions of Employee have enhanced the Company’s ability to sell product, provide warranty services to its customers, increase the value of its stock and to generally improve the conduct its business; and

WHEREAS, Employee has acted diligently, efficiently and in good faith in the performance of the services to the Company and has observed a duty of loyalty to the Company and its affiliates in relation to communications with employees, customers, clients and other business contacts and business relations of the Company and all services, work and work product have been professional in quality and responsive to the mandate of the needs of the Company; and

WHEREAS, the Company, as an inducement to Employee to assist the Company in its Business, agreed to further compensate Employee at such time as the Company had applied for patents with respect to new technologies and had commenced plans to produce new products based on such proprietary technologies, which conditions precedent have now been satisfied; and

WHEREAS, the Company desires to be assured of Employee’s future dedication, loyalty, knowledge and efforts and is willing to engage these services upon the terms contained herein. Employee desires to continue employment with the Company and is willing to do so upon the terms contained herein;

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and the covenants contained herein, the parties hereto agree as follows:

1. Issuance of Stock for Services. In consideration of services heretofore rendered by Employee to the Company which have not otherwise been compensated in any manner, the Company hereby agrees to issue to Employee Two Hundred Fifty Thousand (250,000) shares of the Company’s Common Stock, $0.001 par value, which shares shall be restricted pursuant to the provisions of Rule 144 of the Securities Act of 1933 (“Shares”). The Shares shall be issued upon the execution of this Agreement and, when issued, shall be deemed validly issued, fully paid and non-assessable. The Shares shall be in full and complete payment of all services rendered to the Company and all expenses incurred by Employee in any manner relating to the Company, or any of its affiliates, prior to the date of this Agreement. Such compensation shall be deemed fully earned when paid and no portion shall be subject to refund or return to the Company.

2. Agreed Value of Shares. All Shares issued in satisfaction of this Agreement shall be deemed to have a stated fair market value of $0.05 per share (which price was not arbitrarily determined, and takes into consideration the current price of the Company’s free trading shares and the restrictions placed on the Shares issued, the financial condition of the Company and its operations at the time of execution of this Agreement, and the fact that the public market for such stock has been substantially illiquid for some time and subject to dramatic changes based on volume).

3. Release and Indemnity. Except for the performance of obligations contained in this Agreement, Employee, for himself and on behalf of any other party claiming by, through or under him, hereby releases, remises, discharges, waives and forgives the Company and each of its affiliated entities, and their respective past, present and future officers, directors, shareholders, owners, employees, agents, representatives, attorneys, accountants, Employees, contractors, affiliates, predecessors, successors and assigns (collectively, the “Released Parties”), from and against all rights and claims Employee may have against any of the Released Parties arising out of, or by reason of, any cause, matter, or thing whatsoever existing as of the date of this Agreement, whether known to the parties at the time of the execution of this Agreement or not. Employee hereby agrees to indemnify and save harmless the Released Parties from any actions, causes of action, claims, demands, damages, costs and expenses, including reasonable attorneys’ fees, incurred by or demanded from the Released Parties directly or indirectly arising out of or resulting from any act or omission made by Employee or Employee’s employees, agents or subcontractors.

4. Employment at Will. Either party, in their respective discretion, may terminate this Agreement and the employment relationship with or without cause upon two weeks’ prior written notice. Notwithstanding the preceding sentence, either party may terminate this Agreement immediately, with or without notice, for any material breach of this Agreement by the other party. In consideration of Employee’s services, the Company shall pay Employee a base salary of $2,500.00, paid bi-monthly, commencing on May _____, 2005 and payable for the term of this Agreement. This compensation will be subject to all customary withholdings and taxes and will be paid in a manner consistent with the Company’s standard policies applicable to all employees.

5. Disclosure of Inventions, etc. Employee shall promptly disclose to the Company, in writing and form satisfactory to the Board of Directors thereof, all discoveries, developments, improvements and innovations, whether or not patentable, (hereinafter referred to as “Inventions”) conceived, developed, created, made or reduced to practice by the Employee prior to or following the date hereof so long as Employee shall be affiliated with the Company or any of its affiliates, which are in any way related to the business of the Company and whether conceived or made during regular working hours or any other time. The Employee shall likewise disclose to the Company any such Inventions conceived or made by others which may be of benefit to the Company, the knowledge of which the Employee obtained during the term hereof.

6. Assignment of Inventions, etc. Employee hereby assigns, transfers and conveys all of his rights, title and interest to or in any and all such Inventions to the Company. Employee further agrees to execute such documents and to perform such other actions and activities, at the expense of the Company, as may be necessary or desirable as determined by the Company’s Board of Directors thereof: (i) for the filing of patent applications and issuance of patents (both domestic and foreign) for such Inventions; and (ii) to complete exclusive ownership by the Company of such Inventions and patent applications and patents. It is mutually understood and agreed that the term “Inventions” as used herein shall be construed to include all forms of intellectual property and the term “patent” as used herein shall be interpreted to include all forms of intellectual property protection, including, without limitation, patents, copyrights, international copyrights and literary property.

7. Confidentiality and Non-Disclosure. Employee understands and acknowledges that the Company and its affiliates have developed and rely on contacts, confidential information and trade secrets relating to the business and affairs of the Company and its affiliates and that such information is the sole and exclusive property of the Company (“Confidential Information”). The Confidential Information includes matters known to the Company and its Affiliates prior to the date of this Agreement as well as matters newly acquired by the Company and its affiliates during the term of this Agreement. Employee agrees to hold all Inventions and Confidential Information as trade secrets and proprietary information of the Company and further warrants never to use any such Inventions or Confidential Information to compete with or against the Company either during the term of this Agreement or at any time thereafter. Employee shall hold in confidence, not use, except for the benefit of the Company, and not disclose to anyone without prior written authorization by the Company, any and all Confidential Information, written, oral or otherwise, relating to the Inventions or the business or operations of the Company, or its clients or customers, including, without limitation, scientific or technical information, market or marketing information, personal contacts, designs, processes, procedures, formulas or improvements which Employee may obtain prior to, during or subsequent to the term of this Agreement. Employee further agrees to hold and use articles representing or disclosing said Inventions and Confidential Information only in such manner as would benefit and protect the Company including holding such information in confidence until the release thereof is authorized by the Company’s Board of Directors. Employee shall deliver or return to the Company, upon its request, all information in tangible form which Employee received from the Company including all copies thereof. Employee further warrants that during the term hereof he will maintain full fidelity to the stockholders of the Company and guard and protect the interests thereof with the same prudence and diligence as he would his own. Title in any information or data received from the Company, including all copies thereof, shall be in and remain with the Company at all times. Except as otherwise expressly provided herein, the provisions of this Paragraph shall be effective and remain in full force and effect for a period of five (5) years following the termination of this Agreement.

8. Non-Competition Restriction. Employee recognizes and understands that his position with the Company and his access to protected information will enable Employee to compete with the Company on an unfair basis, thereby damaging the Company and the Company’s goodwill. Because the Company’s goodwill is a valuable and unique asset and because of the highly technical and proprietary nature of the Company’s business, it is necessary to afford the Company fair protection for that asset and its business. Accordingly, and as a material inducement for the Company to hire Employee and pay Employee the salary and other benefits associated with Employee’s employment, Employee covenants and agrees that commencing on the date of this Agreement and continuing for a period of one (1) year following the termination of this Agreement, Employee will not directly, or indirectly, either as a consultant, owner, independent contractor, officer, director, principal, agent, trustee or through the agency of any individual or entity, engage in the water heater or water heating systems business within the United States or within any territory where the Company has water heater contracts. Although the Company anticipates an international clientele and possesses a legitimate interest in protecting goodwill in that geographic territory, the geographic scope of this non-competition covenant will be limited to locations in which the Company sells its products and services as well as the entire United States of America. The provisions of this paragraph will survive the termination of this Agreement.

9. Disclosure to Media. Employee agrees not to advertise or make any public announcements to the media or to others regarding the existence of this Agreement or the performance hereunder without the prior written approval of the Company.

10. Non-Disparagement. Employee agrees that neither he, nor any person or entity in active concert or participation with him or who is acting under his direction, will make any statement or otherwise communicate with anyone (including, but not limited to, any vendors, suppliers, business affiliates and associates, partners, employees, shareholders, Employees, advisors, distributors, sales representatives, customers, underwriters, attorneys and agents) in a manner that is disparaging to the Company or any of the Released Parties.

11. Injunctive Relief. Employee agrees that the breach by him of any of the foregoing covenants contained in paragraphs 5 through 10 hereof is likely to result in irreparable harm, directly or indirectly, to the Company and therefore Employee consents and agrees that if he violates any of such obligations, the Company shall be entitled, among and in addition to any other rights or remedies available hereunder or otherwise, to temporary and permanent injunctive relief to prevent Employee from committing or continuing a breach of such obligations.

12. Severability, Reformation. It is the desire, intent and agreement of the parties hereto that the restrictions placed upon Employee by paragraphs 5 through 11 hereof shall be enforced to the fullest extent permissible under the law and public policy applied by any jurisdiction in which enforcement is sought. Accordingly, if, and to the extent that, any portion of the covenants contained in these paragraphs shall be adjudicated to be unenforceable, such portion shall be deemed amended to delete therefrom or to reform the portion thus adjudicated to be invalid or unenforceable, such deletion or reformation to apply only with respect to the operation of such portion in the particular jurisdiction in which such adjudication is sought.

13. Attorneys’ Fees, etc. If it shall be necessary for either party to place this Agreement in the hands of an attorney at law for enforcement of any of the provisions hereof, the non-prevailing party in such matter shall be liable to the prevailing party for all costs, expenses and reasonable attorney’s fees incurred in connection therewith, irrespective of whether suit shall be commenced. The costs, expenses and attorney’s fees shall include, but not be limited to, costs, expenses and attorney’s fees incurred on appeal or in administrative proceedings.

14. No Withholding of Taxes. Employee acknowledges that the issuance of the Shares shall constitute taxable compensation to him and that any tax liability related thereto shall be the sole responsibility of Employee. By reason of the independent status of Employee, the Company is not required to and will not withhold federal, state or local income or any other tax from any payment to Employee under this Agreement and may file information returns with the United States Internal Revenue Service or similar state or local agencies regarding such payments under conditions imposed by applicable law or regulations.

15. Notices. Any notices or communications hereunder must be in writing, delivered in person or transmitted by Registered or Certified United States Mail, postage prepaid, return receipt requested, addressed as follows, unless such address is changed by written notice:

If to Company:	Tankless Systems Worldwide,Inc. 7650 E. Evans Rd., Suite C cottsdale, Az 85260

If to the Employee:	Eric C. Stebbins 14000 N. 94th St., #1042 Scottsdale, Az. 85260

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

17. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. The Company may, from time to time, in its sole discretion, assign all or part of its rights, duties and obligations herein to any of its affiliates or subsidiaries, without Employee’s prior consent.

18. Third-Party Beneficiaries. To the extent appropriate, the Released Parties, and each of them, shall be deemed third-party beneficiaries to this Agreement.

19. Entire Agreement. This Agreement contains the entire agreement between the parties hereto and supersedes any prior understandings, commitments, or agreements, written or oral, with respect to the subject hereof. This Agreement shall not be modified, varied or amended except by written instrument of subsequent date duly executed by an authorized representative of each party. If any court of competent jurisdiction finds any provision of this Agreement invalid, unenforceable, or illegal, any such finding shall not affect the validity of the remaining provisions which shall remain in full force and effect.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in multiple counterparts effective as of the date first written above.

“COMPANY”	“EMPLOYEE”
TANKLESS SYSTEMS WORLDWIDE, INC., a Nevada corporation

/s/ Thomas Kreitzer	/s/ Eric C. Stebbins
Thomas Kreitzer, CEO	Eric C. Stebbins